EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2006, relating to the financial statements of GTE Mobilnet of Texas #17 Limited Partnership, appearing in the Annual Report on Form 10-K of Consolidated Communications Holdings, Inc. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
June 28, 2006